Exhibit 99.1

Factors affecting our future operating results

         Certain statements contained in our public filings, press releases and other documents and materials as well as certain statements in written or oral statements made by us or on our behalf are forward-looking statements based on our current expectations and projections about future events, including:

o        strategic plans

o potential growth, including penetration of developed markets and opportunities in emerging markets

o        planned product introductions

o        planned operational changes and research and development efforts

o        euro conversion issues

o        future financial performance, including expected capital expenditures

o        research and development expenditures

o        potential acquisitions

o        impact of completed acquisitions

o        future cash sources and requirements

o        liquidity

o        impact of environmental costs

o        potential cost savings


         These forward-looking statements are subject to a number of risks and uncertainties, including those discussed below, which could cause our actual results to differ materially from historical results or those anticipated and certain of which are beyond our control. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The risks included here are not exhaustive. Other sections of this report may describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

         Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or

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                                                                    Exhibit 99.1

confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.

         The following factors could cause actual results to differ materially from historical results or anticipated results:

Currency fluctuations may affect our operating profits

         Because we conduct operations in many countries, our operating income can be significantly affected by fluctuations in currency exchange rates. Swiss franc-denominated expenses represent a much greater percentage of our operating expenses than Swiss franc-denominated sales represent of our net sales. In part, this is because most of our manufacturing costs in Switzerland relate to products that are sold outside of Switzerland. Moreover, a substantial percentage of our research and development expenses and general and administrative expenses are incurred in Switzerland. Therefore, if the Swiss franc strengthens against all or most of our major trading currencies (e.g., the U.S. dollar, the euro, other major European currencies and the Japanese yen) our operating profit is reduced. We also have significantly more sales in European currencies (other than the Swiss franc) than we have expenses in those currencies. Therefore, when European currencies weaken against the U.S. dollar and the Swiss franc, it also decreases our operating profits. In recent years, the Swiss franc and other European currencies have generally moved in a consistent manner versus the U.S. dollar. Therefore, because the two effects previously described have offset each other, our operating profits have not been materially affected by movements in the U.S. dollar exchange rate versus European currencies. However, there can be no assurance that these currencies will continue to move in a consistent manner in the future. In addition to the effects of exchange rate movements on operating profits, our debt levels can fluctuate due to changes in exchange rates, particularly between the U.S. dollar and the Swiss franc.

We are subject to certain risks associated with our international operations and fluctuating conditions in emerging markets

         We do business in many countries, including emerging markets in Asia, Latin America and Eastern Europe. In addition to the currency risks discussed above, international operations pose substantial other risks and problems for us. For instance, various local jurisdictions in which we operate may revise or alter their respective legal and regulatory requirements. In addition, we may encounter one or more of the following obstacles or risks:

o        tariffs and trade barriers

o        difficulties in staffing and managing local operations

o credit risks arising from financial difficulties facing local customers and distributors

o        difficulties in protecting intellectual property

o        nationalization of private enterprises

o restrictions on investments and/or limitations regarding foreign ownership

o adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries

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                                                                    Exhibit 99.1

o uncertain local economic, political and social conditions, including hyper-inflationary conditions


         We must also comply with a variety of regulations regarding the conversion and repatriation of funds earned in local currencies. For example, converting earnings from our operations in China into other currencies and repatriating such funds require governmental approvals. If we cannot comply with these or other applicable regulations, we may face increased difficulties in utilizing cash flow generated by these operations outside of China.

         Economic conditions in emerging markets have from time to time deteriorated significantly and some emerging markets are experiencing recessionary trends, severe currency devaluations and inflationary prices. Moreover, economic problems in individual markets can spread to other economies, adding to the adverse conditions we face in emerging markets. We remain committed to emerging markets, particularly those in Asia, Latin America and Eastern Europe. However, we expect the fluctuating economic conditions will affect our financial results in these markets for the foreseeable future.

We operate in highly competitive markets and it may be difficult to preserve operating margins, gain market share and maintain a technological advantage

         Our markets are highly competitive. Weighing instruments markets are also fragmented both geographically and by application, particularly the industrial and food retailing market. As a result, we face numerous regional or specialized competitors, many of which are well established in their markets. In addition, some of our competitors are divisions of larger companies with potentially greater financial and other resources than our own. Taken together, the competitive forces present in our markets can impair our operating margins in certain product lines and geographic markets.

         We expect our competitors to continue to improve the design and performance of their products and to introduce new products with competitive prices. Although we believe that we have certain technological and other advantages over our competitors, we may not be able to realize and maintain these advantages. In any event, to remain competitive we must continue to invest in research and development, sales and marketing and customer service and support. We cannot be sure that we will have sufficient resources to continue to make these investments or that we will be successful in identifying, developing and maintaining any competitive advantages.

A prolonged downturn or additional consolidation in the pharmaceutical, food, food retailing and chemicals industries could adversely affect our operating results

         Our products are used extensively in the pharmaceutical, chemicals and food and beverage industries. Consolidation in the pharmaceutical and chemicals industries hurt our sales in prior years. A prolonged downturn or additional consolidation in any of these industries could adversely affect our operating results.

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                                                                    Exhibit 99.1


We may face risks associated with future acquisitions

         We  plan  to  pursue  acquisitions  of  complementary   product  lines,
technologies or businesses. Acquisitions involve numerous risks, including:

o difficulties in the assimilation of the acquired operations, technologies and products

o        diversion of management's attention from other business concerns

o        potential departures of key employees of the acquired company


         If we successfully identify acquisitions in the future, completing such acquisitions may result in:

o        new issuances of our stock that may be dilutive to current owners

o        increases in our debt and contingent liabilities

o additional amortization expenses related to goodwill and other intangible assets

         Any of these risks could materially adversely affect our profitability. We continue to explore potential acquisitions. We may not be able to identify, successfully complete or integrate potential acquisitions in the future. However, even if we can, we cannot be sure that such acquisitions will have a positive impact on our business or operating results.

Our credit agreement restricts our ability to take certain actions

         Covenants in our debt obligations restrict our ability to incur additional indebtedness, dispose of certain assets and make capital expenditures. The covenants also restrict our other corporate activities. Our ability to comply with these covenants may be affected by events beyond our control, including economic, financial and industry conditions. A failure to comply with the covenants and restrictions contained in our debt obligations or any other agreements with respect to any additional financing could result in an acceleration of the amount we owe under our debt agreements.

Departures of key employees could impair our operations

         We have employment contracts with each of our key employees. In addition, our key employees own shares of our common stock and have options to purchase additional shares. Nonetheless, such individuals could leave the Company. If any key employees stopped working for us, our operations could be harmed. We have no key man life insurance policies with respect to any of our senior executives.

We may be adversely affected by the environmental laws and regulations to which we are subject

         We are subject to various environmental laws and regulations, including those relating to:

o        air emissions

o        wastewater discharges

o        the handling and disposal of solid and hazardous wastes

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                                                                    Exhibit 99.1


o the remediation of contamination associated with the use and disposal of hazardous substances


         We incur capital and operating expenditures in complying with environmental laws and regulations both in the United States and abroad. We are currently involved in, or have potential liability with respect to, the remediation of past contamination in facilities both in the United States and abroad. In addition, some of these facilities have or had been in operation for many decades and may have used substances or generated and disposed of wastes that are hazardous or may be considered hazardous in the future. Such sites and disposal sites owned by others to which we sent waste may in the future be identified as contaminated and require remediation. Accordingly, it is possible that we could become subject to additional environmental liabilities in the future that may harm our results of operations or financial condition.

We do not expect to pay dividends in the foreseeable future

         Our credit agreement restricts our ability to pay dividends. In any event, we do not intend to pay cash dividends on our common stock in the foreseeable future.

Anti-takeover provisions in our certificate and by-laws and under Delaware law could inhibit a change of control of our Company

         Our certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire the Company. Our certificate of incorporation authorizes the Board of Directors to issue preferred stock without shareholder approval and upon such terms as it may determine. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of future holders of preferred stock. In addition, our by-laws require shareholders to provide advance notice to nominate candidates for election as directors and to submit proposals for consideration at shareholder meetings. Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period after he becomes an "interested stockholder." In general, these provisions may discourage a third party from attempting to acquire the Company and therefore may inhibit a change of control of our company under circumstances that could give shareholders an opportunity to realize a premium over then-prevailing market prices.

We could be adversely affected by the introduction of the European Monetary
Union

         The European Economic and Monetary Union (the "EMU") introduced a new currency, the euro, within Europe on January 1, 1999. Switzerland is not part of the EMU.

         On January 1, 1999, the participating countries adopted the euro as their local currency, initially available for currency trading on currency exchanges and for noncash (banking) transactions. The existing local currencies, or legacy currencies, will remain legal tender through January 1, 2002. Beginning on January 1, 2002, euro-denominated bills and coins will be issued for cash transactions. For a period of six months from this date, both legacy

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                                                                    Exhibit 99.1

currencies and the euro will be legal tender. On or before July 1, 2002, the participating countries will withdraw all legacy currency and use exclusively the euro.

         We have committed resources to conduct risk assessments and take corrective actions, where required, to ensure that we are prepared for the introduction of the euro. We are reviewing euro implementation and our pricing strategy in both participating and non-participating countries where we operate. In addition, we are reviewing existing legacy accounting and business systems and other business assets for euro compliance and assessing the risks posed by non-compliance by third parties. Despite these efforts, it is possible that we or third parties on whom we depend will not have in place in a timely manner the systems necessary to process euro-denominated transactions. Such a failure could adversely affect our business (e.g., by causing delays in order processing and shipment). Moreover, increased price transparency or disruption of activity in the markets in which we operate resulting from the conversion to the euro could hurt our business in those markets, resulting in lost revenues.

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